
                                                                    Exhibit (11)

                          NORTHWEST NATURAL GAS COMPANY

                 Statement Re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)

                                   (Unaudited)


                                                  12 Months Ended December 31
                                               ---------------------------------
                                                1997         1996        1995
                                                ----         ----        ----
Earnings Applicable to Common Stock            $40,413      $44,070     $35,259

         Debenture Interest Less Taxes             455          479         528
                                               -------      -------     -------
Earnings Applicable to Diluted Common Stock    $40,868      $44,549     $35,787
                                               =======      =======     =======

Average Common Shares Outstanding               22,698       22,391      21,817

         Stock Options                              32           27          11
         Convertible Debentures                    518          545         600
                                                ------       ------      ------
Diluted Average Common Shares Outstanding       23,248       22,963      22,428
                                                ======       ======      ======
Diluted Earnings Per Share of Common Stock       $1.76        $1.94       $1.60
                                                 =====        =====       =====


Note: Primary earnings per share are computed on the weighted daily average number of common shares outstanding each year. Outstanding stock options are common stock equivalents but are excluded from primary earnings per share computations due to immateriality.